Profire Energy Reports Record Financial Results for Fiscal Second Quarter of 2015

Fiscal Second Quarter Shows Significant Revenues and Growth Investment; Q2 Revenues up 68% to Record $15.7 Million with Net Income of $0.04 per Share; Company Raises Fiscal 2015 Guided Revenues to $57.0-$59.0 Million and Net Income to $8.0-$9.5 Million

LINDON, Utah, November 11, 2014 - Profire Energy, Inc. (NASDAQ: PFIE), a technology company which creates, installs and services burner management systems and other combustion technologies for the oil and gas industry, today reported financial results for its fiscal second quarter ended September 30, 2014. The Company intends to file its results on form 10-Q before market open on November 12, 2014.

Fiscal Q2 2015 Highlights vs. Same Year-ago Quarter

•	Total revenues increased 68% to record $15.7 million.

•	Gross profit up 54% to a record $8.5 million.

•	Net income of $2.1 million or $0.04 per diluted share.

•	Cash at quarter-end totaled $18.7 million following an equity raise for net proceeds of $16.4 million.

•	Expanded sales team during the quarter from 18 to 26 sales team members, and expanded service team from 20 to 28.

•	Extended product line with the new Profire Flare Stack Igniter and accelerated R&D investment for future products.

•	Completed expansion of Utah warehouse, increasing efficiency and scalability of product inventory and delivery.

•	Continued testing of a serviced-based, recurring revenue model.

•	Extended international distributor network by partnering with Unlimited Petroleum Consulting, Inc. (UPC Global), a worldwide supplier of oil and gas products and services.

•	Broadened sales strategy by hiring channel managers for corporate sales, OEMs and government entities.

Fiscal Q2 2015 Financial Results

Total revenues in the fiscal second quarter of 2015 increased 68% to a record $15.7 million from $9.3 million in the same year-ago quarter. The increase was primarily due to improved sales execution and increased efficacy in a number of growing sales territories, including Texas, Colorado, Pennsylvania and Alberta, Canada. The increase was also partly driven by leveraging new service and sales personnel, as well as the expansion of existing sales and service territories.

Gross profit increased to a record $8.5 million or 54.4% of total revenues, compared to $5.6 million or 59.5% of total revenues in the year-ago quarter.

Total operating expenses increased to $5.3 million or 34% of total revenues from $2.4 million or 26% of total revenues in the same year-ago quarter. The increase in operating expenses was primarily due to the purchase of equipment to be used by the company’s expanding service team, as well as the hiring of additional personnel—particularly in Utah, Texas, Pennsylvania and Alberta—to support long-term sales growth. The increase in total operating expenses was also driven by increased non-cash stock option expense, as well as increased research and development expense to support the introduction of the company’s next generation burner management systems and other products.

Net income was $2.1 million or $0.04 per diluted share, compared to net income of $2.0 million or $0.04 per diluted share in the same year-ago quarter. As expected, net margins slightly declined due to company’s expansion in workforce and capital invested in research and development projects.

Cash and cash equivalents totaled $18.7 million at September 30, 2014, as compared to $4.6 million at June 30, 2014. During the quarter, the company completed an equity raise for net proceeds of $16.4 million. The company continues to operate debt-free.

Fiscal First Half 2015 Financial Results

Total revenues in the fiscal first half of 2015 increased 75% to a record $28.9 million from $16.5 million in the first half of 2014.

Gross profit increased to a record $16.0 million or 55.4% of total revenues, compared to $9.7 million or 59.0% of total revenues in the first half of 2014.

Total operating expenses increased to $9.4 million or 32% of total revenues from $4.2 million or 26% of total revenues in the first half of 2014.

Net income was a record $4.3 million or $0.08 per diluted share, up 17% from net income of $3.7 million or $0.08 per diluted share in the first half of 2014.

Management Commentary

“Our record second quarter reflects the capability of our expanding U.S. service and sales teams to penetrate regional markets,” said Brenton Hatch, president and CEO of Profire Energy. “During the quarter, we appointed new channel managers to service and sell to industry groups with long-term sales cycles, including OEMs, governments and corporations.

“The baseline driver of growth continues to be the unique ability of our products to make oil and gas production safer, more efficient, and more compliant with industry regulations. As we look forward to our significant market opportunities, we’ve spent—and continue to spend—a considerable amount of time and resources investing in growth. So although margins have come down for this quarter, we anticipate that, with time, our operational investments will expedite the realization of our strategic objectives and help us maintain our industry leadership for years to come.

“As we look to the remainder of the year, we plan to continue entering new sales territories in the U.S. and build upon relationships with our many major customers. We expect our expanding footprint and product line to support our double-digit growth outlook in the large and thriving oil and gas services industry.”

Fiscal 2015 Outlook

Based on the company’s strong second quarter performance, Profire Energy is increasing its previously announced fiscal 2015 total revenues guidance from $46.0 million-$48.0 million to $57.0 million-$59.0 million, which would represent an increase of 61%-67% over the previous year. The company also expects its net income to increase from $7.0 million-$9.0 million to $8.0 million-$9.5 million, which represents an increase of 43% to 69% over the previous year.

Conference Call

Profire management will host a conference call later today to discuss these financial results. Please call the conference telephone number at least five minutes prior to the start time. An operator will register your name and organization.

Date: Tuesday, November 11, 2014
Time: 4:30 p.m. EST (2:30 p.m. Mountain time)
Toll-free dial-in number: 1-855-327-6837
International dial-in number: 1-631-982-4565

The conference call will also be webcast live and available for replay via this link: http://public.viavid.com/index.php?id=111558, as well as available in the investor relations section of the company's website at www.profireenergy.com.

If you have any difficulty connecting with the call, please contact Liolios Group at 1-949-574-3860.

A telephone replay of the call will be available after 7:30 p.m. EST on the same day through November 18, 2014.

Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay ID: 111558

About Profire Energy, Inc.

Profire Energy assists energy production companies in the safe and efficient production and transportation of oil and natural gas. As energy companies seek greater safety for their employees, compliance with more stringent regulatory standards, and enhanced margins with their energy production processes, Profire Energy's burner management systems are increasingly becoming part of their solution. Profire Energy has offices in Lindon, Utah; Houston, Texas; Victoria, Texas; Oklahoma City, Oklahoma; Tioga, Pennsylvania; and Edmonton, Alberta, Canada. For additional information, visit www.profireenergy.com.

Cautionary Note Regarding Forward-Looking Statements. Statements made in this release that are not historical are forward-looking statements. This release contains forward-looking statements, including, but not limited to statements regarding its sales, marketing, and operational advancements/expansions, including, but not limited to, the continuation of increased sales efficacy or execution in any number of areas; the intention or success of the Company’s efforts to sustain long-term sales growth or the introduction of the Company’s next-generation of burner management systems and other products; the reflection of the second quarter on the expansion of the sales and/or service teams in the U.S. or the opening of any sales region or channel to support the Company’s double-digit growth outlook; the Company’s hope to grow its line of service-products, or combine such with any other sales or service strategy; the increased leveraging of personnel; the adoption—or the Company’s assessment of such—of burner management systems throughout certain markets; the Company’s assessment of the regulations related to its industry or products; the Company’s plan to continue expanding its marketing, sales, and service teams; the accelerated R&D investment resulting in future products and/or services; Operational investments expediting the realization of Profire’s strategic objectives and helping the Company maintain their industry leadership for years to come; or the conference call webcast being available for replay. Forward-looking statements are not guarantees of future results or performance and involve risks, assumptions and uncertainties that could cause actual events or results to differ materially from the events or results described in, or anticipated by, the forward-looking statements. Factors that could materially affect such forward-looking statements include certain economic, business, public market and regulatory risks and factors identified in the company's periodic reports filed with the Securities Exchange Commission. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are made only as of the date of this release and the Company assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances, except as required by law. Readers should not place undue reliance on these forward-looking statements.

Contact:
Profire Energy, Inc.
Andrew Limpert, CFO
(801) 796-5127

Profire Energy, Inc.
Nathan McBride, VP Strategy & Finance
(801) 796-5127

Liolios Group, Inc.
Ron Both, Senior Managing Director
(949) 574-3860
PFIE@liolios.com

PROFIRE ENERGY, INC. AND SUBSIDIARY
Condensed Consolidated Balance Sheets

ASSETS

	September 30,	March 31,
	2014	2014
	(Unaudited)
CURRENT ASSETS

Cash and cash equivalents	$18,671,824	$4,456,674
Accounts receivable, net	14,834,952	8,873,471
Inventories	8,214,485	6,579,858
Deferred tax asset	341,770	420,978
Prepaid expenses	232,894	32,263

Total Current Assets	42,295,925	20,363,244

PROPERTY AND EQUIPMENT, net	7,858,497	4,385,881

TOTAL ASSETS	$50,154,422	$24,749,125

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable	$3,574,333	$1,461,138
Accrued liabilities	410,272	193,727
Deferred income tax liability	107,857	107,857
Income taxes payable	3,053,983	1,605,133

Total Current Liabilities	7,146,445	3,367,855

TOTAL LIABILITIES	$7,146,445	$3,367,855

STOCKHOLDERS' EQUITY

Preferred shares: $0.001 par value, 10,000,000 shares authorized: no shares issued and outstanding	-	-
Common shares: $0.001 par value, 100,000,000 shares authorized: 52,650,084 and 47,836,543 shares issued and outstanding, respectively	52,650	47,836
Additional paid-in capital	23,978,644	6,496,980
Accumulated other comprehensive income	(389,729)	(231,051)
Retained earnings	19,366,412	15,067,505

Total Stockholders' Equity	43,007,977	21,381,270

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$50,154,422	$24,749,125

The accompanying notes are an integral part of these condensed consolidated financials statements.

PROFIRE ENERGY, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Operations and Other Comprehensive Income (Loss)
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
REVENUES
Sales of goods, net	$14,628,718	$8,940,062	$26,945,230	$15,779,023
Sales of services, net	1,092,214	402,394	1,920,536	745,013
Total Revenues	15,720,932	9,342,456	28,865,766	16,524,036

COST OF SALES
Cost of goods sold-product	6,469,992	3,550,640	11,537,619	6,275,120
Cost of goods sold-services	701,497	232,250	1,341,604	500,447
Total Cost of Goods Sold	7,171,489	3,782,890	12,879,223	6,775,567

GROSS PROFIT	8,549,443	5,559,566	15,986,543	9,748,469

OPERATING EXPENSES
General and administrative expenses	2,866,401	1,259,192	5,275,470	2,098,315
Research and development	538,793	155,089	810,020	251,019
Payroll expenses	1,767,730	930,993	3,033,429	1,766,069
Depreciation expense	122,928	65,597	247,643	126,925

Total Operating Expenses	5,295,852	2,410,871	9,366,562	4,242,328

INCOME FROM OPERATIONS	3,253,591	3,148,695	6,619,981	5,506,141

OTHER INCOME (EXPENSE)
Interest expense	-	(100)	-	(10,567)
Gain on disposal of fixed assets	-	1,617	-	1,617
Other income (expense)	(257)	1,575	2,864	2,190
Interest income	7,543	7,565	7,780	8,366

Total Other Income (Expense)	7,286	10,657	10,644	1,606

NET INCOME BEFORE INCOME TAXES	3,260,877	3,159,352	6,630,625	5,507,747

INCOME TAX EXPENSE	1,182,676	1,109,803	2,331,718	1,844,214

NET INCOME	$2,078,201	$2,049,549	$4,298,907	$3,663,533

FOREIGN CURRENCY TRANSLATION GAIN (LOSS)	$(455,114)	$(90,191)	$(158,678)	$(200,224)

TOTAL COMPREHENSIVE INCOME	$1,623,087	$1,959,358	$4,140,229	$3,463,309

BASIC EARNINGS PER SHARE	$0.04	$0.05	$0.09	$0.08

FULLY DILUTED EARNINGS PER SHARE	$0.04	$0.04	$0.08	$0.08

BASIC WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	52,482,823	45,289,301	50,222,367	45,274,863

FULLY DILUTED WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	53,126,287	45,905,364	50,865,831	45,905,364

The accompanying notes are an integral part of these condensed consolidated financials statements.

PROFIRE ENERGY, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Six Months Ended
	September 30,
	2014	2013
OPERATING ACTIVITIES
Net Income	$4,298,907	$3,663,533
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	247,643	168,020
Gain on disposal of fixed assets	-	(1,617)
Common stock issued for services	168,004	28,350
Stock options issued for services	712,820	180,944
Unrealized foreign exchange gain	(128,429)	-
Changes in operating assets and liabilities:
Changes in accounts receivable	(5,961,481)	(2,776,585)
Changes in inventories	(1,634,627)	(2,723,568)
Changes in prepaid expenses	(200,631)	(60,376)
Changes in deferred tax asset/liability	79,208	-
Changes in accounts payable and accrued liabilities	2,329,740	897,043
Changes in income taxes payable	1,448,850	870,119

Net Cash Provided by Operating Activities	1,360,004	245,863

INVESTING ACTIVITIES
Proceeds from disposal of equipment	-	33,910
Purchase of fixed assets	(3,720,259)	(389,365)

Net Cash Used in Investing Activities	(3,720,259)	(355,455)

FINANCING ACTIVITIES
Stock issued for cash	18,000,000	-
Stock offering costs	(1,529,057)	-
Stock issued in exercise of stock options	134,711	48,000

Net Cash Used in Financing Activities	16,605,654	48,000

Effect of exchange rate changes on cash	(30,249)	(144,925)

NET INCREASE (DECREASE) IN CASH	14,215,150	(206,517)
CASH AT BEGINNING OF PERIOD	4,456,674	808,772

CASH AT END OF PERIOD	$18,671,824	$602,255

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION

CASH PAID FOR:
Interest	$-	$100
Income taxes	$-	$302,300
NON CASH INVESTING AND FINANCING ACTIVITIES:
None	$-	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.